ALEXANDER & BALDWIN, INC.

Subsidiaries as of February 1, 2008

State or Other Jurisdiction
Name of Subsidiary	Under Which Organized

A&B Development Company (California)	California
A & B Properties, Inc.	Hawaii
ABHI-Crockett, Inc.	Hawaii
East Maui Irrigation Company, Limited	Hawaii
Kahului Trucking & Storage, Inc.	Hawaii
Kauai Commercial Company, Incorporated	Hawaii
Kukui'ula Development Company, Inc.	Hawaii
Matson Navigation Company, Inc.	Hawaii
Subsidiaries:
Matson Integrated Logistics, Inc.	Hawaii
Matson Terminals, Inc.	Hawaii
Matson Ventures, Inc.	Hawaii
McBryde Sugar Company, Limited	Hawaii
Subsidiary:
Kauai Coffee Company, Inc.	Hawaii
WDCI, Inc.	Hawaii

NOTE:

Sixty-two real estate and four transportation wholly-owned subsidiaries, which operate their respective lines of business in the United States and whose immediate parents are named above, have been omitted. In addition, certain other A&B subsidiaries, which considered in the aggregate do not constitute a significant subsidiary, have been omitted.